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                                  EXHIBIT 99.1

                  March 30, 2001 letter to The American Banker.


Mr. Anthony Kline
The American Banker
One State Street Plaza
New York, NY 10004

Dear Mr. Kline:

         My client, California Community Bancshares, Inc. (the "Company"), is grateful to The American Banker for publishing your article about the Company in the March 14, 2001 edition. The Company is extremely pleased that Anat Bird has become its new President and Chief Executive Officer and appreciates the prominence given to her appointment in your article. Her role in developing the "super community bank" philosophy, together with her extensive experience with Wells Fargo Bank and Norwest Bank, make her the ideal executive to take California Community Bancshares to the next level of its development.

           However, as a public company, California Community Bancshares, Inc. has an obligation under federal securities laws to take all available steps to correct inaccurate information about the Company that appears in the media. The Company is concerned that certain statements in your article may mislead current and prospective stockholders with regard to the Company's activities and plans. In addition, the public may be confused regarding the activities of California Community Bancshares, Inc., on one hand, and Belvedere Capital Partners LLC and the investment fund which Belvedere manages, on the other. The purpose of this letter is to provide you with additional information regarding certain of the matters addressed in your article and to request that The American Banker use this information in publishing a correction to the article.

         The article states: "NOT EVERYTHING HAS GONE AS PLANNED FOR CALIFORNIA COMMUNITY. A PUBLIC OFFERING SCHEDULED FOR LAST SUMMER WAS PUT ON HOLD AMID A LUKEWARM MARKET FOR BANK IPOS." Please be advised that the Company did not have a public offering scheduled for last summer, or any other time. Enclosed is a copy of a letter the Company sent last year to its stockholders in response to a similar reference in an article published in The American Banker.

         The article also states: "THE PRIVATELY HELD COMPANY DOES NOT RELEASE
CONSOLIDATED EARNINGS . . . ." For your information, the Company files periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, and files applications and reports of condition with the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended. The Company filed its first Annual Report on Form 10-K with the Commission in April of 2000 and has filed Quarterly Reports on Form 10-Q with the Commission for each of the first three quarters of 2001. All of these reports are available to the public at the Commission's website.

         The article cites data relating only to one of the Company's subsidiaries, Placer Sierra Bank, and ignores the publicly available data on the consolidated Company. For your convenience, enclosed is a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which was filed with the Commission on March 23, 2001, and


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which provides, among other things, a comprehensive review of the Company's consolidated financial position and results of operations.

         The article indicates that the Company has a goal to achieve an asset size of $4 to $7 billion. Although the Company plans to continue its aggressive growth strategy, it has not established any specific targeted asset size as referenced in the article.

         The article contained additional statements which may be confusing to readers. For example, it states: "CALIFORNIA COMMUNITY BANCSHARES IS AN OUTGROWTH OF BELVEDERE CAPITAL PARTNERS INC., AN INVESTMENT FIRM FOUNDED IN 1997
TO BUY STAKES IN CALIFORNIA COMMUNITY BANKS . . . . BELVEDERE CAPITAL HAS BOUGHT
SEVEN COMMUNITY BANKS, CONSOLIDATING THEM UNDER ONE HOLDING COMPANY AND THREE BANKS WITH 35 BRANCHES . . . THE COMPANY IS ASSEMBLING A MUCH LARGER FUND - ROUGHLY $400 MILLION - THAT MR. DECKER SAID IT WILL USE TO BUY MORE BANKS IN CALIFORNIA AND THE PACIFIC NORTHWEST." California Community Bancshares, Inc. is NOT assembling the new fund. That is an activity of Belvedere Capital Partners LLC alone. The business operations of California Community Bancshares, Inc. and Belvedere are separate. The facts are that approximately 94% of California Community Bancshares, Inc.'s outstanding stock is owned by the California Community Financial Institutions Fund Limited Partnership, and Belvedere Capital Partners LLC is the general partner of the Fund. California Community Bancshares, Inc. has no connection with Belvedere's efforts to organize the second fund referred to in your article. Accordingly, to the extent that the article suggests that California Community Bancshares, Inc. is involved in Belvedere's efforts, it is misleading.

         The article indicates that a Mr. Robert Gallivan stated that: "MS. BIRD'S PRESENCE COULD ALSO BE A MAJOR SELLING POINT IN CALIFORNIA COMMUNITY'S EFFORTS TO RAISE MONEY FOR ITS SECOND FUND AND, ULTIMATELY, ITS PUBLIC OFFERING." California Community Bancshares, Inc. has made no public statement regarding a possible public offering and California Community Bancshares, Inc. is NOT involved in efforts by Belvedere to organize a new fund.

         Again, the Company wishes to express its appreciation of the role played by The American Banker in its coverage of the industry. California Community Bancshares, Inc. greatly appreciates your recognition of the significance of the appointment of Anat Bird as its new President and Chief Executive Officer, and looks forward to continued open communications with you as it moves forward.


                                       Best regards,




                                       Steven M. Plevin
                                       of LILLICK & CHARLES LLP
303:109396                             Counsel to California Community
                                       Bancshares, Inc.


cc:  Richard W. Decker, Jr., Chairman of the Board of Directors
     Anat Bird, President & Chief Executive Officer
     Robert Kushner, Chairman of the Audit Committee